Exhibit 99.1
Consent to Be Named as a Director Nominee of
Cole Credit Property Trust III, Inc.
To Cole Credit Property Trust III, Inc.:
     I, Marcus E. Bromley, hereby consent to be named as a director nominee of Cole Credit Property Trust III, Inc., a Maryland corporation (the “Company”), in the Company’s Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
Dated: September 26, 2008

/s/ Marcus E. Bromley
Marcus E. Bromley